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                                   EXHIBIT 4.1
                          SECURITIES PURCHASE AGREEMENT

                          SECURITIES PURCHASE AGREEMENT


        SECURITIES PURCHASE AGREEMENT (this "AGREEMENT"), dated as of March 3, 1999, by and among INTERNATIONAL MICROCOMPUTER SOFTWARE, INC., a corporation organized under the laws of the State of California (the "COMPANY"), with executive offices located at 75 Rowland Way, Novato, California 94945, and the purchaser (the "PURCHASER") set forth on the execution page hereof (the "EXECUTION PAGE").

        WHEREAS:

        A. The Company and the Purchaser are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Regulation D ("REGULATION D"), as promulgated by the United States Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "SECURITIES ACT").

        B. The Purchaser desires to purchase, subject to the terms and conditions stated in this Agreement, (i) up to $8,000,000 of the Company's common stock, no par value (the "COMMON STOCK"), constituting Tranche 1 Shares, as defined in Section 1(c) below, and Optional Tranche 2 Shares, as defined in
Section 1(d) below, and (ii) warrants in the form attached hereto as Exhibit A (the "WARRANTS"), to acquire shares of Common Stock. The Tranche 1 Shares, Optional Tranche 2 Shares, if any, and the Adjustment Shares, as defined in
Section 1(e) below, if any, are collectively referred to herein as the "SHARES" and the shares of Common Stock issuable upon exercise of or otherwise pursuant to the Warrants are referred to herein as the "WARRANT SHARES." The Shares, the Warrants and the Warrant Shares are collectively referred to herein as the "SECURITIES."

        C. Contemporaneous with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement in the form attached hereto as Exhibit B (the "REGISTRATION RIGHTS AGREEMENT"), pursuant to which the Company has agreed to provide certain registration rights under the Securities Act and the rules and regulations promulgated thereunder, and applicable state securities laws.

        NOW, THEREFORE, the Company and the Purchaser hereby agree as follows:

1.      PURCHASE AND SALE OF SHARES AND WARRANTS.

        a. Certain Definitions. For purposes of Agreement, the following terms shall have the meanings ascribed to them as provided below:

        "ADJUSTMENT DATE" shall mean the date the registration statement filed by the Company pursuant to Section 2(a)(i) of the Registration Rights Agreement is declared effective by the SEC; or, in the event such registration statement is not declared effective by the SEC within 180

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days following the Tranche 1 Closing Date, the earlier of any date selected by the Purchaser following such 180 day period or the 365th day following the Tranche 1 Closing Date (proposed mandatory adjustment on first year anniversary under consideration).

        "ADJUSTMENT DATE MARKET PRICE" shall mean the average Closing Price during the five (5) Trading Days, as defined below, immediately preceding the Adjustment Date, appropriately adjusted to reflect any pending stock dividend, stock split or similar transaction.

        "BUSINESS DAY" shall mean any day on which the principal United States securities exchange or trading market where the Common Stock is listed or traded as reported by Bloomberg, as defined below, is open for trading.

        "CAPITAL TRANSACTION" shall mean any transaction or series of transactions in which: (a) the Company or any of its material subsidiaries sells, conveys or disposes of all or substantially all of its assets; (b) the Company or any of its material subsidiaries merges, consolidates or engages in any other business combination with any other entity other than a merger in which the Company is the surviving or continuing entity and its capital stock is unchanged; (c) the Company has fifty percent (50%) or more of the voting power of its capital stock owned beneficially by one person, entity or "group" (as such term is used under Section 13(d) of the Securities Exchange Act of 1934, as amended); (d) the Company shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise (including any dividend or distribution to the Company's shareholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off);
(e) there is a recapitalization, reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) or (f) there is any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property.

        "CLOSING DATE" shall mean the Tranche 1 Closing Date with respect to the Tranche 1 Shares and Warrants and the Tranche 2 Closing Date with respect to the Optional Tranche 2 Shares.

        "CLOSING PRICE" shall mean for the Common Stock as of any date, the closing bid price of such security on the principal United States securities exchange or trading market where such security is listed or traded as reported by Bloomberg Financial Markets (or a comparable reporting service of national reputation selected by the Purchaser and reasonably acceptable to the Company if Bloomberg Financial Markets is not then reporting closing bid prices of such security) (collectively, "BLOOMBERG"), or if the foregoing does not apply, the last reported sale price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no sale price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc., in each case for such date or, if such date was not a Trading Day (as defined below) for such security, on the next preceding day which was a Trading Day. If the Closing Price cannot be calculated for a share of Common

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Stock as of either of such dates on any of the foregoing bases, the Closing
Price of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Purchaser and reasonably acceptable to the Company, with the costs of such appraisal to be borne by the Company.

        "FINANCING TRANSACTION" shall mean any financing transaction pursuant to Regulation D and/or any other private placement exemption of equity securities of the Company, or securities or rights convertible into or exercisable or exchangeable for such securities, involving (i) an amount in excess of $500,000 and (ii) securities which, based on the purchase price paid, reflect a valuation of the Company which, when expressed on the basis of a share of Common Stock is less than seventy percent (70%) of the Market Price on the Tranche I Closing Date; provided that the definition of Financing Transaction shall not include mergers and other strategic transactions the primary purpose of which is not to raise capital or transactions presently under consideration by the Company and disclosed in writing by the Company to the Purchaser on the Tranche 1 Closing Date.

        "MARKET PRICE" shall mean with respect to any date of determination (i) the average Closing Price during the five (5) Trading Days, as defined below, preceding such date of determination or (ii) the Closing Price on the Trading Day immediately preceding such date of determination, whichever price is lower, and in each case appropriately adjusted to reflect any pending stock dividend, stock split or similar transaction.

        "MATERIAL ADVERSE EFFECT" shall mean any material adverse effect on (i) the ability of the Company to perform its obligations hereunder (including the issuance of the Shares and the Warrants) and under the Warrants (including the issuance of the Warrant Shares) or the Registration Rights Agreement or (ii) the business, operations, properties or financial condition of the Company and its subsidiaries, taken as a whole.

        "ROFO FINANCING TRANSACTION" shall mean any financing transaction involving the issuance of equity or equity-linked securities of the Company, or securities or rights convertible into or exercisable or exchangeable for such securities; provided that the definition of ROFO Financing Transaction shall not include mergers and other strategic transactions the primary purpose of which is not to raise capital or transactions presently under consideration by the Company and disclosed in writing by the Company to the Purchaser on the Tranche 1 Closing Date.

        "SEC" means the United States Securities and Exchange Commission.

        "SHARE LIMIT" shall mean a number equal to the quotient of (x) Five Million Dollars ($5,000,000) and (y) the product of (1) the Market Price on the Tranche 1 Closing Date and (2) .70. From the Tranche 1 Closing Date through and including the Adjustment Date, if the Company conducts a Financing Transaction, then the Share Limit shall be adjusted ("SHARE LIMIT ADJUSTMENT") to the quotient of (A) Five Million Dollars ($5,000,000) and (B) the valuation per share of the securities to be sold by the Company in such Financing Transaction.
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        "TRADING DAY" shall mean a Business Day on which the Common Stock trades on the principal United States securities exchange or trading market where such security is listed or traded as reported by Bloomberg.

        b. Generally. Except as otherwise provided in this Section 1 and subject to the satisfaction (or waiver) of the conditions set forth in Section 5 and
Section 6 below, the Purchaser shall purchase the Warrants and the number of Shares determined as provided in this Section 1, and the Company shall issue and sell such Warrants and Shares to the Purchaser for the purchase price(s) as provided below.

        c. Tranche 1 Purchase Price; Number of Tranche 1 Shares and Warrants; Form of Payment; Tranche 1 Closing Date.

               i. On the Tranche 1 Closing Date, the Company shall sell and the Purchaser shall buy (A) the number of whole shares of Common Stock as is equal to the quotient of (I) Five Million Dollars ($5,000,000) divided by (II) an amount (the "TRANCHE 1 PER SHARE PRICE") equal to $11.425, and (B) Warrants to acquire the number of Warrant Shares equal to thirty percent (30%) of the number of Tranche 1 Shares. The shares of Common Stock acquired on the Tranche 1 Closing Date are referred to herein as the "TRANCHE 1 SHARES." On the Tranche 1 Closing Date, the Purchaser shall pay the Company an amount (the "TRANCHE 1 PURCHASE PRICE") equal to the product of (i) the number of Tranche 1 Shares to be acquired on the Tranche 1 Closing Date in accordance with the terms of this Section 1 and (ii) the Tranche 1 Per Share Price which amount shall constitute the total purchase price for the Tranche 1 Shares and the Warrants.

               ii. On the Tranche 1 Closing Date, the Purchaser shall pay the Tranche 1 Purchase Price by wire transfer to the Company, in accordance with the Company's written wiring instructions against delivery of certificates representing the Tranche 1 Shares and duly executed Warrants and the Company shall deliver the Tranche 1 Shares and the Warrants against delivery of the Tranche 1 Purchase Price.

               iii. Subject to the satisfaction (or waiver) of the conditions thereto set forth in Section 5 and Section 6 below, the date and time of the sale of the Tranche 1 Shares and the Warrants pursuant to this Agreement (the "TRANCHE 1 CLOSING") shall be 5:00 p.m. San Francisco Time on March 5, 1999 or such other date as the parties may mutually agree ("TRANCHE 1 CLOSING DATE"). The Tranche 1 Closing shall occur at the offices of Gibson, Dunn & Crutcher LLP, One Montgomery Street, Telesis Tower, San Francisco, California 94104, or at such other place as the parties may otherwise agree.

        d. Tranche 2 Purchase Price; Number of Optional Tranche 2 Shares; Form of Payment; Tranche 2 Closing Date.

               i. Upon both (A) the expiration of 18 months following the Tranche 1 Closing Date (the "TRANCHE 2 TRIGGER DATE"), and, if earlier,
        (B) the announcement of a transaction which, if consummated, would be a Capital Transaction and during the period from such announcement through and including the date on which the Capital

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        Transaction is consummated but in all events no later than the Tranche 2
        Trigger Date (the "CAPITAL TRANSACTION PERIOD"), the Purchaser shall have the right, but not the obligation, to buy, and the Company shall have the obligation to sell to the Purchaser, on the Tranche 2 Closing Date (as hereafter defined), a maximum number of whole shares of Common Stock as is equal to the quotient of (I) Three Million Dollars ($3,000,000) divided by (II) an amount (the "TRANCHE 2 PER SHARE PRICE") equal to the lesser of (x) $14.28 , or (y) the Market Price on September 6, 1999, but not less than $7.9975. For avoidance of doubt, clause (y) of the preceding sentence shall be applicable only in connection with Optional Tranche 2 Shares issued on or after September 6, 1999. The shares of Common Stock acquired on the Tranche 2 Closing Date are referred to herein as the "OPTIONAL TRANCHE 2 SHARES." On the Tranche 2 Closing Date, the Purchaser shall pay the Company an amount (the
        "TRANCHE 2 PURCHASE PRICE") equal to the product of (i) the number of Optional Tranche 2 Shares to be acquired on the Tranche 2 Closing Date in accordance with the terms of this Section 1(d) and (ii) the Tranche 2 Per Share Price which amount shall constitute the total purchase price for the Optional Tranche 2 Shares. The Purchaser shall notify the
        Company in writing (the "TRANCHE 2 PURCHASE NOTICE") no later than 11:00 a.m. San Francisco Time on the third Business Day preceding the Tranche
        2 Trigger Date, or, during the Capital Transaction Period, at any time beginning on the commencement of the Capital Transaction Period and ending on the third Business Day preceding the proposed consummation of the Capital Transaction, but in all events no later than the third Business Day preceding the Tranche 2 Trigger Date, whether the Purchaser desires to purchase the Optional Tranche 2 Shares, setting forth the number of shares the Purchaser desires to purchase; provided, however, that the Tranche 2 Purchase Notice may condition the Purchaser's election to close such purchase upon the consummation of the Capital Transaction.

               (ii) The Tranche 2 Per Share Price or the Optional Tranche 2 Shares shall be subject to adjustment from time to time as follows:

                      (A) If the Company at any time after the Tranche 1 Closing
               Date, but before the Tranche 2 Closing Date, subdivides (by any stock split, stock dividend, recapitalization, reorganization, reclassification or otherwise) its shares of Common Stock into a greater number of shares, then, after the date of record for effecting such subdivision, the Tranche 2 Per Share Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time after the Tranche 1 Closing combines (by reverse stock split, recapitalization, reorganization, reclassification or otherwise) its shares of Common Stock into a smaller number of shares, then, after the date of record for effecting such combination, the Tranche 2 Per Share Price in effect immediately prior to such combination will be proportionately increased.

                      (B) In case, after the Tranche 1 Closing Date but before
               the Tranche 2 Closing Date of any consolidation of the Company with, or merger of the Company into any other entity in which the Company is not the surviving entity, or in case of any sale or conveyance of all or substantially all of the assets of the


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               Company other than in connection with a plan of complete
               liquidation of the Company at any time after the Tranche 1 Closing, then as a condition of such consolidation, merger or sale or conveyance, adequate provision will be made whereby the Purchaser will have the right, at its sole option, to acquire and receive in lieu of the Optional Tranche 2 Shares such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the Optional Tranche 2 Shares acquirable hereunder had such Optional Tranche 2 Shares been issued immediately prior to the consummation of such consolidation, merger or sale or conveyance. In any such case, the Company will make appropriate provision to insure that the provisions of this Section 1.d.ii (B) hereof will thereafter be applicable as nearly as may be in relation to any shares of stock or securities thereafter deliverable in lieu of the Optional Tranche 2 Shares. The Company will not effect any consolidation, merger or sale or conveyance unless prior to the consummation thereof, the successor corporation (if other than the Company) assumes by written instrument the obligations under this Section 1.d.ii and the obligations to deliver to the Purchaser such shares of stock, securities or assets as, in accordance with the foregoing provisions, the Purchaser may be entitled to acquire.

                      (C) In case after the Tranche 1 Closing Date, but before
               the Tranche 2 Closing Date, the Company shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise (including any dividend or distribution to the Company's shareholders of cash or shares (or rights to acquire shares) of capital stock of a subsidiary) (a "DISTRIBUTION") at any time after the Tranche 1 Closing, then, in each case, the Tranche 2 Purchase Price shall be reduced as of the seventh business day after the record date with respect to such distribution so that the same shall be equal to the price determined by multiplying the Tranche 2 Purchase Price in effect immediately prior to the close of business on such record date by a fraction the numerator of which is the average Closing Price for the five trading days immediately after such record date, and the denominator shall be the average Closing Price for the five trading days immediately prior to such record date, such reduction to become effective immediately prior to the opening of business on the day following the record date.

               iii. On the Tranche 2 Closing Date, the Purchaser shall pay the Tranche 2 Purchase Price by wire transfer to the Company, in accordance with the Company's written wiring instructions against delivery of certificates representing the Optional Tranche 2 Shares against delivery of the Tranche 2 Purchase Price.

               iv. Subject to the satisfaction (or waiver) of the conditions thereto set forth in Section 5 and Section 6 below, the date and time of the sale of the Optional Tranche 2 Shares pursuant to this Agreement (the "TRANCHE 2 CLOSING") shall be 5:00 p.m. San Francisco Time on the fifth Business Day following the date of the Tranche 2 Purchase Notice or such later date if mutually agreed by the parties hereto (the "TRANCHE 2 CLOSING

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        DATE"). The Tranche 2 Closing shall occur at the offices of Gibson, Dunn
        & Crutcher LLP, One Montgomery Street, Telesis Tower, San Francisco, California 94104 or at such other place as the parties may otherwise agree.

               v. If the Company fails for any reason to issue the Optional Tranche 2 Shares on the Tranche 2 Closing Date, then in addition to all other rights and remedies that the Purchaser may have under this Agreement or at law or equity, the Company shall pay to the Purchaser as liquidated damages ("TRANCHE 2 LIQUIDATED DAMAGES") an amount equal to
        (I) Thirty Thousand Dollars ($30,000) for the first month following the Tranche 2 Closing Date and (II) Sixty Thousand Dollars ($60,000) for each month thereafter that the Company fails to issue the Optional Tranche 2 Shares. In addition, the Purchaser shall have the option to demand at any time beginning five Business Days after the Tranche 2 Closing Date, that the Company pay to it an amount (the "OPTIONAL TRANCHE 2 DAMAGES") in cash equal to (x) the difference between the Tranche 2 Per Share Price and the Closing Price on the Tranche 2 Closing Date, multiplied by (y) the number of Optional Tranche 2 Shares the Company was to have delivered to the Purchaser on the Tranche 2 Closing Date. If the Company fails to pay the Purchaser the Optional Tranche 2 Damages within one Business Day (the "OPTIONAL DAMAGES PAYMENT DATE") of the date the Purchaser makes such demand, then the Company shall pay to the Purchaser an amount equal to (A) one percent (1%) of the amount of the Optional Tranche 2 Damages for the first month following the Optional Damages Payment Date and (B) two percent (2%) of the amount of the Optional Tranche 2 Damages for each month thereafter that the Company fails to pay the Optional Tranche 2 Damages.

        e. Adjustment Shares; Share Limit. If the Market Price on the Adjustment Date is lower than the Tranche 1 Per Share Price paid by the Purchaser on the Tranche 1 Closing Date, then, within three Business Days of the Adjustment Date, the Company shall cause to be issued to the Purchaser a number of additional whole shares of Common Stock (the "ADJUSTMENT SHARES") equal to (I) the quotient of (x) Five Million Dollars ($5,000,000) divided by (y) an amount equal to the Market Price on the Adjustment Date; minus (II) the number of Tranche 1 Shares purchased by the Purchaser on the Tranche 1 Closing Date; provided, however, that the Company shall not be required to issue to the Purchaser a number of shares which, when aggregated with the Tranche 1 Shares, would exceed the Share Limit. The Adjustment Shares shall deemed to be outstanding as of the Adjustment Date.

2.      PURCHASER'S REPRESENTATIONS AND WARRANTIES.

        The Purchaser represents and warrants to the Company as follows:

        a. Purchase for Own Account. The Purchaser is purchasing the Securities for the Purchaser's own account and not with a present view towards the distribution thereof. Notwithstanding anything in this Section 2(a) to the contrary, by making the foregoing representation, the Purchaser does not agree to hold the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or

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pursuant to a registration statement or an exemption from registration under the
Securities Act and any applicable state securities laws.

        b. Information. The Purchaser has been furnished all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities which have been requested by the Purchaser. The Purchaser has been afforded the opportunity to ask questions of the Company and have received what the Purchaser believes to be satisfactory answers to any such inquiries. Neither such inquiries nor any other due diligence investigation conducted by the Purchaser or its counsel or any of its representatives shall modify, amend or affect the Purchaser's right to rely on the Company's representations and warranties contained in Section 3 below.

        c. Governmental Review. The Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Securities.

        d. Authorization; Enforcement. The Purchaser has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and to purchase the Shares and the Warrants in accordance with the terms thereof. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Purchaser and is a valid and binding agreement of the Purchaser enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other laws affecting creditors' rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

        e. Transfer or Resale. The Purchaser understands that (i) except as provided in the Registration Rights Agreement, the Securities have not been and are not being registered under the Securities Act or any state securities laws, and may not be transferred unless (a) subsequently registered thereunder, or (b) the Purchaser shall have delivered to the Company an opinion of counsel reasonably acceptable to the Company (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the Securities to be sold or transferred may be sold or transferred under an exemption from such registration, or (c) sold under Rule 144 promulgated under the Securities Act (or a successor rule), or (d) sold or transferred to an affiliate of the Purchaser pursuant to an exemption under the Securities Act; and (ii) neither the Company nor any other person is under any obligation to register such Securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder, in each case, other than pursuant to the Registration Rights Agreement.

        f. Legends. The Purchaser understands that the Tranche 1 Shares, the Adjustment Shares and the Optional Tranche 2 Shares, if any, and the Warrants and Warrant Shares and, until such time as the Tranche 1 Shares, the Adjustment Shares, the Tranche 2 Shares and Warrant Shares, , respectively, have been registered under the Securities Act (including registration pursuant to Rule 416 thereunder) as contemplated by the Registration Rights Agreement or otherwise may be sold by the Purchaser under Rule 144 (k), the certificates for the Tranche 1


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Shares, the Adjustment Shares, the Tranche 2 Shares, the Warrants and the
Warrant Shares, respectively, may bear a restrictive legend in substantially the following form:

        The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state of the United States. The securities represented hereby may not be offered or sold in the absence of an effective registration statement for the securities under applicable securities laws unless offered, sold or transferred under an available exemption from the registration requirements of those laws.

        The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of any Security upon which it is stamped, if, unless otherwise required by state securities laws, (a) the sale of such Security is registered under the Securities Act (including registration pursuant to Rule 416 thereunder), or (b) such holder provides the Company with an opinion of counsel reasonably acceptable to the Company, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Security may be made without registration under the Securities Act or (c) such holder provides the Company with reasonable assurances that such Security can be sold under Rule 144(k). The Purchaser agrees to sell all Securities, including those represented by a certificate(s) from which the legend has been removed, pursuant to an effective registration statement or under an exemption from the registration requirements of the Securities Act. Such legend shall be removed when such Security may be sold pursuant to an effective registration statement or sold under Rule 144(k).

3.      REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

        The Company represents and warrants to the Purchaser that, except as set forth in the Company's Disclosure Letter delivered to the Purchaser at the Closing Date, as follows:

        a. Organization and Qualification. The Company and each of its subsidiaries is a corporation duly organized and existing in good standing under the laws of the jurisdiction in which it is incorporated, and has the requisite corporate power to own its properties and to carry on its business as now being conducted. The Company and each of its subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary and where the failure so to qualify would have a Material Adverse Effect.

        b. Authorization; Enforcement. (i) The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Warrants and the Registration Rights Agreement, to issue and sell the Shares and the Warrants in accordance with the terms hereof and to issue the Warrant Shares upon exercise of the Warrants in accordance with the terms thereof; (ii) the execution, delivery and performance of this Agreement, the Warrants and the Registration Rights Agreement by the Company and the consummation by it of the transactions contemplated hereby and thereby (including, without limitation, the reservation for issuance and issuance of the Shares and the issuance of the Warrants, and the reservation for issuance and issuance of the Warrant Shares) have been duly authorized by the Company's Board of Directors and no further consent or authorization of the Company, its Board of Directors or its shareholders is required; (iii) this Agreement has been duly executed and delivered by the Company; and (iv) this Agreement constitutes, and, upon execution and delivery by the Company of the Registration Rights Agreement and the Warrants, such agreements will constitute, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other laws affecting creditors' rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

        c. Capitalization. The capitalization of the Company as of the date hereof including the authorized capital stock, the number of shares issued and outstanding, the number of shares issuable and reserved for issuance pursuant to the Company's stock option plans, the number of shares issuable and reserved for issuance pursuant to securities exercisable for, or convertible into or exchangeable for any shares of capital stock, the number of Shares to be issued pursuant to the terms hereof and the Warrant Shares to be issued upon the exercise of the Warrants is set forth on Schedule 3(c). All of such outstanding shares of capital stock have been, or upon issuance will be, validly issued, fully paid and nonassessable. Except as set forth on Schedule 3(c), no shares of capital stock of the Company (including the Shares and the Warrant Shares) are subject to preemptive rights or any other similar rights of the shareholders of the Company or any liens or encumbrances. Except for the Securities and as disclosed in Schedule 3(c), as of the date of this Agreement, (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable or exchangeable for, any shares of capital stock of the Company or any of its subsidiaries, or arrangements by which the Company or any of its subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its subsidiaries, and (ii) there are no agreements or arrangements under which the Company or any of its subsidiaries is obligated to register the sale of any of its or their securities under the Securities Act (except the Registration Rights Agreement). Except as set forth on Schedule 3(c), there are no securities or instruments containing antidilution or similar provisions that may be triggered by the issuance of the Securities in accordance with the terms of this Agreement or the Warrants and the holders of the securities and instruments listed on such Schedule 3(c) have waived any rights they may have under such antidilution or similar provisions in connection with the issuance of the Securities in accordance with the terms of this Agreement or the Warrants. The Company has made available to the Purchaser true and correct copies of the Company's Articles of Incorporation as in effect on the date hereof ("ARTICLES OF INCORPORATION"), the Company's By-laws as in effect on the date hereof (the "BY-LAWS") and all other instruments and agreements governing securities convertible into or exercisable or exchangeable for capital stock of the Company, except for stock options granted under any employee benefit plan or director stock option plan of the Company.

        d. Issuance of Shares. The Shares are duly authorized and when issued and paid for in accordance with the terms hereof will be validly issued, fully paid and non-assessable, freely transferable and free from all taxes, liens, claims and encumbrances and will not be subject to preemptive rights or other similar rights of shareholders of the Company and will not impose personal liability upon the holder thereof. The Warrant Shares are duly authorized and reserved for issuance, and, upon exercise of the Warrants in accordance with the terms thereof, will be validly issued, fully paid and non-assessable, freely transferable and free from all taxes, liens, claims and encumbrances and will not be subject to preemptive rights or other similar rights of shareholders of the Company and will not impose personal liability upon the holder thereof.

        e. No Conflicts. The execution, delivery and performance of this Agreement, the Registration Rights Agreement and the Warrants by the Company, and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the reservation for issuance and issuance of the Shares and the Warrant Shares and the issuance of the Warrants) will not (i) conflict with or result in a violation of the Articles of Incorporation or By-laws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including United States federal and state securities laws and regulations) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected (except, with respect to clause (ii), for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect). Neither the Company nor any of its subsidiaries is in violation of its Articles of Incorporation, By-laws or other organizational documents and neither the Company nor any of its subsidiaries is in default (and no event has occurred which, with notice or lapse of time or both, would put the Company or any of its subsidiaries in default) under, nor has there occurred any event giving others (with notice or lapse of time or both) any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, except for actual or possible violations, defaults or rights as would not, individually or in the aggregate, have a Material Adverse Effect. The businesses of the Company and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any governmental entity, except for actual or possible violations, if any, the sanctions for which either singly or in the aggregate would not have a Material Adverse Effect. Except as specifically contemplated by this Agreement and as required under the Securities Act and any applicable state securities laws, the Company is not required to obtain any consent, approval, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self regulatory agency in order for it to execute, deliver or perform any of its obligations under this Agreement (including, without limitation the issuance and sale of the Shares and Warrant as provided hereby), or the Warrants (including the issuance of the Warrant Shares), in each case in accordance with the terms hereof or thereof. The Company is not in violation of the listing requirements of the Nasdaq National Market ("NASDAQ") and does not reasonably anticipate that the Common Stock will be delisted by NASDAQ in the foreseeable future.

        f. SEC Documents Financial Statements. Since January 1, 1996, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and, since January 1, 1998, has timely filed all such reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the Exchange Act, and has filed all registration statements and other documents required to be filed by it with the SEC pursuant to the Securities Act (all of the foregoing filed after January 1, 1996 and prior to the date hereof, and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, being hereinafter referred to herein as the "SEC DOCUMENTS"). The Company has made available to the Purchaser true and complete copies of the SEC Documents, except for the exhibits and schedules thereto and the documents incorporated therein. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any statements made in any such SEC Documents that are or were required to be updated or amended under applicable law has been or have been so updated or amended. As of their respective dates, the financial statements of the Company included in the SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC applicable with respect thereto. Such financial statements have been prepared in accordance with United States generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or
(ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments). Except as set forth in the SEC Documents filed prior to the date hereof, the Company has no liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the date of such SEC Documents and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in such SEC Documents, which liabilities and obligations referred to in clauses (i) and (ii), individually or in the aggregate would not have a Material Adverse Effect.

        g. Absence of Certain Changes. Except as disclosed in the SEC Documents, since December 31, 1998, there has been no change or development which individually or in the aggregate has had or would have a Material Adverse Effect.

        h. Absence of Litigation. Except as disclosed in the SEC Documents, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or threatened against or affecting the Company, any of its subsidiaries, or any of their respective directors or officers in their capacities as such which would have a Material Adverse Effect or which would adversely affect the validity, enforceability of, or the authority or ability of the Company to perform its obligations under this Agreement (including the issuance of the Shares and the Warrants), the

Registration Rights Agreement, the Warrants (including the issuance of the Warrant Shares) or any other agreement or document delivered pursuant hereto or thereto.

        i. Intellectual Property. Each of the Company and its subsidiaries owns or is licensed to use all patents, patent applications, trademarks, trademark applications, trade names, service marks, copyrights, copyright applications, licenses, permits, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) and other similar rights and proprietary knowledge (collectively, "INTANGIBLES") necessary for the conduct of its business as now being conducted. Neither the Company nor any subsidiary of the Company infringes or is in conflict with any other person with respect to any Intangibles which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect. Neither the Company nor any of its subsidiaries has received written notice that it is infringing upon third party Intangibles. Neither the Company nor any of its subsidiaries has entered into any consent, indemnification, forbearance to sue or settlement agreements with respect to the validity of the Company's or its subsidiaries' ownership or right to use its Intangibles and there is no reasonable basis for any such claim to be successful. The Intangibles are valid and enforceable and no registration relating thereto has lapsed, expired or been abandoned or canceled or is the subject of cancellation or other adversarial proceedings, and all applications therefor are pending and in good standing. The Company and its subsidiaries have complied, in all material respects, with their respective contractual obligations relating to the protection of the Intangibles used pursuant to licenses. To the Company's knowledge, person is infringing on or violating the Intangibles owned or used by the Company or its subsidiaries.

        j. Foreign Corrupt Practices. Neither the Company, nor any of its subsidiaries, nor any director, officer, agent, employee or other person acting on behalf of the Company or any subsidiary has, in the course of his actions for, or on behalf of, the Company, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the United States Foreign Corrupt Practices Act of 1977; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

        k. Environment. Except as disclosed in the SEC Documents (i) there is no material environmental liability, nor factors likely to give rise to any environmental liability, affecting any of the material properties of the Company or any of its subsidiaries that, individually or in the aggregate, would have a Material Adverse Effect and (ii) neither the Company nor any of its subsidiaries has violated or infringed any environmental law now in effect nor has any such entity violated or infringed any then current environmental law as applied at that time, other than such violations or infringements that, individually or in the aggregate, have not had and will not have a Material Adverse Effect.

        1. Title. The Company and its subsidiaries have good title in fee simple to all real property and good title to all personal property owned by them which is material to the business of the Company and its subsidiaries, in each case free and clear of all liens, encumbrances and defects except for such defects in title that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Any real property and facilities held under lease by the Company and its subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions which have not had and will not have a Material Adverse Effect.

        m. Insurance. Each of the Company and each of its subsidiaries has its assets insured against loss or damage as is appropriate to its business and assets, in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses and assets, and such insurance coverages will be continued in full force and effect to and including each Closing Date other than those insurance coverages in respect of which the failure to continue in full force and effect could not reasonably be expected to have a Material Adverse Effect.

        n. Disclosure. All information relating to or concerning the Company set forth in this Agreement or provided to the Purchaser pursuant to Section 2(b) hereof and otherwise in connection with the transactions contemplated hereby is true and correct in all material respects and the Company has not omitted to state any material fact necessary in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading. No event or circumstance has occurred or exists with respect to the Company or its subsidiaries or their respective businesses, properties, operations, prospects or financial conditions, which has not been publicly disclosed but, under applicable law, rule or regulation, would be required to be disclosed by the Company in a registration statement filed on the date hereof by the Company under the Securities Act with respect to a primary issuance of the Company's securities. The Company has not provided, and without the Purchaser's consent thereto, will not hereafter provide to the Purchaser, any information which, according to applicable law, rule or regulation, should have been disclosed publicly by the Company but which has not been disclosed.

        o. Acknowledgment Regarding the Purchaser's Purchase of the Securities. The Company acknowledges and agrees that the Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement or the transactions contemplated hereby, and the relationship between the Company and the Purchaser is "arms length" and that any statement made by the Purchaser or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereby is not advice or a recommendation and is merely incidental to the Purchaser's purchase of Securities and has not been relied upon by the Company, its officers or directors in any way. The Company further represents to the Purchaser that the Company's decision to enter into this Agreement has been based solely on an independent evaluation by the Company and its representatives.

        p. No Brokers to be Paid by Purchaser. The Company has not engaged any person to which or to whom brokerage commissions, finder's fees, financial advisory fees or similar payments are or will become due in connection with this Agreement or the transactions contemplated hereby.

        q. Tax Status. The Company and each of its subsidiaries has made or filed all federal, state and local income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company and each of its subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction. The Company has not executed a waiver with respect to any statute of limitations relating to the assessment or collection of any federal, state or local tax. Except as set forth in Schedule 3(q), none of the Company's tax returns has been or is being audited by any taxing authority.

4.      COVENANTS.

        a. Best Efforts. The parties shall use their best efforts timely to satisfy each of the conditions described in Section 5 and Section 6 of this Agreement.

        b. Form D; Blue Sky Laws. The Company agrees to file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof to the Purchaser promptly after such filing. The Company shall, on or before each of the Tranche 1 Closing Date and Tranche 2 Closing Date, as applicable, take such action as is the Company shall reasonably determine is necessary to qualify the Securities for sale to the Purchaser pursuant to this Agreement under applicable securities or "blue sky" laws of the states of the United States or obtain exemption therefrom, and shall provide evidence of any such action so taken to the Purchaser on or prior to the Tranche 1 Closing Date and Tranche 2 Closing Date, as applicable.

        c. Reporting Status. So long as the Purchaser beneficially owns any Securities or has the right to acquire any Securities pursuant to this Agreement or the Warrants, the Company shall timely file all reports required to be filed with the SEC pursuant to the Exchange Act, and shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination.

        d. Use of Proceeds. The Company shall use the net proceeds from the sale of the Shares and the Warrants for working capital and general corporate purposes, but in no event shall the Company use such net proceeds to repurchase any outstanding securities of the Company without the Purchaser's prior written consent.

        e. Expenses. The Company shall reimburse the Purchaser at each Closing for the out-of-pocket expenses reasonably incurred by the Purchaser and its affiliates and advisors in connection with the negotiation, preparation, execution and delivery of this Agreement, the Registration Rights Agreement, the Warrants and the other agreements to be executed in connection herewith, including, without limitation, in conducting such Purchaser's and its affiliates' and advisors' reasonable due diligence and such Purchaser's and its affiliates reasonable attorneys' fees and expenses up to a maximum of $15,000 (the "EXPENSES"). In addition, from time to time, after any Closing, upon the Purchaser's written request, the Company shall reimburse the Purchaser for such Expenses, if any, not covered by the payment made to the Purchaser at any prior Closing (up to the $15,000 maximum). Notwithstanding the foregoing, the Company shall not be obligated to reimburse the Purchaser for more than $15,000 pursuant to this Section 4(e).

        f. Financial Information. For a period of two (2) years following the last Closing, the Company agrees to send the following reports to the Purchaser:
(i) within ten (10) days after the filing with the SEC, a copy of its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, its proxy and information statements and any Current Reports on Form 8-K; and (ii) within three (3) days after release, copies of all earnings and similar financial press releases issued by the Company or its subsidiaries, if any.

        g. Reservation of Shares. The Company has and shall at all times have authorized and reserved for the purpose of issuance a sufficient number of shares of Common Stock to provide for the issuance of the maximum number of Shares as provided in Section 1 hereof and the full exercise of the Warrants and the issuance of the Warrant Shares in connection therewith and as otherwise required hereby and by the Warrants. The Company shall not reduce the number of shares reserved for issuance hereunder or upon the full exercise of the Warrants (except as a result of any such conversion or exercise) without the consent of the Purchaser.

        h. Listing. On each Closing Date, the Company shall have secured the listing of the Shares and Warrant Shares, in each case, upon each national securities exchange or automated quotation system, if any, upon which shares of Common Stock are then listed or quoted (subject to official notice of issuance) and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all Shares from time to time issuable hereunder and all Warrant Shares from time to time issuable upon exercise of the Warrants. The Company will use its best efforts to continue the listing and trading of its Common Stock on NASDAQ, the New York Stock Exchange ("NYSE") or the American Stock Exchange and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the NYSE or any other exchanges, as applicable, and the National Association of Securities Dealers ("NASD").

        i. Corporate Existence. So long as the Purchaser beneficially owns any Securities or the right to acquire any Securities pursuant to this Agreement or the Warrants, the Company shall maintain its corporate existence, except in the event of a merger, consolidation or sale of all or substantially all of the Company's assets, as long as the surviving or successor entity in such transaction assumes the Company's obligations hereunder and under the Warrants and under the agreements and instruments entered into in connection herewith.

        j. Right of First Offer. For a period of 360 days following the Tranche 1 Closing Date, prior to engaging in a ROFO Financing Transaction, the Company shall first offer the Purchaser the right ("RIGHT OF FIRST OFFER") to fund fifty percent (50%), up to a maximum amount of Two Million Five Hundred Thousand Dollars ($2,500,000), of a ROFO Financing Transaction before offering to any third party the opportunity to participate in such ROFO Financing Transaction.

        If the Company desires to enter into a ROFO Financing Transaction, the Company shall deliver to the Purchaser a written statement ("OFFER NOTICE") notifying the Purchaser of the proposed terms of the ROFO Financing Transaction, including the material terms of the proposed ROFO Financing Transaction, and offering the Purchaser the opportunity to participate in such ROFO Financing Transaction on terms consistent with this Section 4(j). The Purchaser shall have no more than five (5) days (the "OFFER PERIOD") from the date of receipt of the Offer Notice to exercise its Right of First Offer by delivering written notice to the Company that it intends to exercise its Right of First Offer. If (a) the Purchaser fails to exercise its Right of First Offer during the Offer Period,
(b) the Purchaser notifies the Company in writing that it does not intend to exercise its Right of First Offer, (c) the Purchaser exercises its Right of First Offer, but the parties are unable to consummate the ROFO Financing Transaction within the time period specified for such consummation in the definitive documentation with respect to such ROFO Financing Transaction, unless such inability to consummate is due to no fault of the Purchaser, or (d) the Purchaser does not make its required funds available on request or otherwise fulfill its obligations to the transaction agreement with respect to the ROFO Financing Transaction at the time the ROFO Financing Transaction is scheduled to be consummated, then the Company shall be immediately free to deal with third parties with respect to such ROFO Financing Transaction on the same terms as were set forth in the Offer Notice; provided, however, that if the Company fails to consummate the ROFO Financing Transaction within two (2) months of the delivery of the Offer Notice, such ROFO Financing Transaction shall then become the subject of a new Right of First Offer, which the Purchaser may choose to exercise in accordance with this Section 4(j).

5.      CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL.

        The obligation of the Company hereunder to issue and sell the Shares and the Warrants to the Purchaser hereunder is subject to the satisfaction, at or before each Closing Date, of each of the following conditions thereto.

        a. The Purchaser shall have executed the signature page to this Agreement and the Registration Rights Agreement, and delivered the same to the Company.

        b. The Purchaser shall have delivered (i) the Tranche 1 Purchase Price in accordance with Section 1(c) above at the Tranche 1 Closing and (ii) the Tranche 2 Purchase Price in accordance with Section 1(d) above at the Tranche 2 Closing.

        c. The representations and warranties of the Purchaser shall be true and correct as of the date when made and as of each Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which representations and warranties shall be true and correct as of such date), and the Purchaser shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchaser at or prior to each Closing Date.

        d. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement.

6. CONDITIONS TO THE PURCHASER'S OBLIGATION TO PURCHASE THE SHARES AND THE WARRANTS.

        The obligation of the Purchaser hereunder to purchase the Shares and the Warrants hereunder is subject to the satisfaction, at or before each Closing Date (except as otherwise specifically referred to in this Section 6), of each of the following conditions, provided that these conditions are for the Purchaser's sole benefit and may be waived by the Purchaser at any time in the Purchaser's sole discretion:

        a. The Company shall have executed the signature page to this Agreement and the Registration Rights Agreement, and delivered the same to the Purchaser.

        b. The Company shall have delivered to the Purchaser (i) at the Tranche 1 Closing, certificates representing the number of Tranche 1 Shares determined as provided in Section 1(c) above and duly executed Warrants in accordance with
Section 1(c) above; (ii) at the Tranche 2 Closing, certificates representing the number of Optional Tranche 2 Shares determined as provided in Section 1(d) above.

        c. The Shares shall be authorized for quotation on NASDAQ and trading in the Common Stock (or NASDAQ generally) shall not have been suspended or be under threat of suspension by the SEC or NASDAQ.

        d. The representations and warranties of the Company shall be true and correct as of the date when made and as of each Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which representations and warranties shall be true and correct as of such date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to each Closing Date. The Purchaser shall have received a certificate, executed on behalf of the Company by its Chief Financial Officer, dated as of each Closing Date, to the foregoing effect.

        e. No statute, rule, regulation, executive order, decree, ruling, injunction, action, proceeding or interpretation shall have been enacted, entered, promulgated, endorsed or adopted by any court or governmental authority of competent jurisdiction or any self-regulatory organization, or the staff of any thereof, having authority over the matters contemplated hereby which questions the validity of, or challenges or prohibits the consummation of, any of the transactions contemplated by this Agreement.

        f. The Purchaser shall have received an opinion of the Company's counsel, dated as of each Closing Date, in substantially the form of Exhibit C attached hereto.

        g. Subsequent to the date of this Agreement, there shall not have occurred any Material Adverse Effect.

        With respect to the Tranche 2 Closing, the conditions in paragraphs d.,
f. and g. of this Section 6 shall not apply.

7.      GOVERNING LAW MISCELLANEOUS.

        a. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed in the State of California. The Company irrevocably consents to the jurisdiction of the United States federal courts and the state courts located in San Francisco, California in any suit or proceeding based on or arising under this Agreement and irrevocably agrees that all claims in respect of such suit or proceeding may be determined in such courts. The Company irrevocably waives the defense of an inconvenient forum to the maintenance of such suit or proceeding. The Company further agrees that service of process upon the Company mailed by first class mail shall be deemed in every respect effective service of process upon the Company in any such suit or proceeding. Nothing herein shall affect the right of the Purchaser to serve process in any other manner permitted by law. The Company agrees that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

        b. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. This Agreement, once executed by a party, may be delivered to the other parties hereto by facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement. In the event any signature is delivered by facsimile transmission, the party using such means of delivery shall cause the manually executed Execution Page(s) hereof to be physically delivered to the other party within five (5) days of the execution hereof.

        c. Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

        d. Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

        e. Entire Agreement, Amendments; Waiver. This Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Purchaser make any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived other than by an instrument in writing signed by the party to be charged with enforcement and no provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Purchaser. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision of or any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

        f. Notices. Any notices required or permitted to be given under the terms of this Agreement shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier or by confirmed telecopy, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by courier or confirmed telecopy, in each case addressed to a party. The addresses for such communications shall be:

               If to the Company:

                       International Microcomputer Software, Inc.
                       75 Rowland Way
                       Novato, California  94945
                       Telephone No.:   (415) 257-3000
                       Telecopy No.:    (415) 257-3565
                       Attention:       Ken Fineman

               with a copy to:

                       Fenwick & West LLP
                       Two Palo Alto Square
                       Palo Alto, California  94306
                       Telephone No.:   (650) 858-7600
                       Telecopy No.:    (650) 494-1417
                       Attention:       C. Kevin Kelso, Esq.

        If to the Purchaser, to the address set forth under the Purchaser's name on the signature page hereto executed by the Purchaser.

        Each party shall provide notice to the other parties of any change in address.

        g. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchaser; provided that, for purposes of this Section 7.g., a merger or consolidation in which the Company is not the surviving entity or sale of all or substantially all of the Company's assets shall not be deemed an assignment, as long as the surviving or successor entity in such transaction assumes the Company's obligations hereunder and under the Warrants and the agreements and instruments entered into in connection herewith.

        h. Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by any other person.

        i. Survival. The representations and warranties of the Company and the agreements and covenants set forth in Sections 3, 4 and 7 shall survive each of the Closings hereunder notwithstanding any due diligence investigation conducted by or on behalf of the Purchaser. Moreover, none of the representations and warranties made by the Company herein shall act as a waiver of any rights or remedies the Purchaser may have under applicable federal or state securities laws. The Company agrees to indemnify and hold harmless the Purchaser and each of the Purchaser's officers, directors, employees, partners, members, agents and affiliates for loss or damage relating to the Securities purchased hereunder arising as a result of or related to any breach by the Company of any of its representations or covenants set forth herein, including advancement of expenses as they are incurred.

        j. Publicity. The Company and the Purchaser shall have the right to review and comment upon, before issuance any press releases, SEC, NASDAQ or NASD filings, or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of the Purchaser, to make any press release or SEC, NASDAQ or NASD filings with respect to such transactions as is required by applicable law and/or exchange regulations (although the Purchaser shall be entitled to review and comment upon any such press release prior to its release).

        k. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

        1. Termination. In the event that the Tranche 1 Closing Date shall not have occurred on or before March 10, 1999, unless the parties agree otherwise, this Agreement shall terminate at the close of business on such date. Notwithstanding any termination of this Agreement, any party not in breach of this Agreement shall preserve all rights and remedies it may have against another party hereto for a breach of this Agreement prior to or relating to the termination hereof.

        m. Joint Participation in Drafting. Each party to this Agreement has participated in the negotiation and drafting of this Agreement, the Registration Rights Agreement and the Warrants. As such, the language used herein and therein shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party to this Agreement, the Registration Rights Agreement or the Warrants.

        n. Equitable Relief. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Purchaser by vitiating the intent and purpose of the transactions contemplated hereby. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations hereunder will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Agreement, that the Purchaser shall be entitled, in addition to all other available remedies, to an injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

        IN WITNESS WHEREOF, the undersigned Purchaser and the Company have caused this Agreement to be duly executed as of the date first above written.

                                   COMPANY:

                                   INTERNATIONAL MICROCOMPUTER SOFTWARE, INC.

                                   By:
                                          --------------------------------------
                                   Name:
                                   Title:

                                   PURCHASER:

                                   CAPITAL VENTURES INTERNATIONAL

                                   By:
                                          --------------------------------------
                                   Name:
                                   Title:
                                   Residence:     Cayman Islands
                                   Address:       c/o Heights Capital Management
                                                  425 California, Suite 1100
                                                  San Francisco, CA  94104
                                   Telephone No.: (415) 403-6500
                                   Telecopy No.:  (415) 403-6525
                                   Attention:     Michael Spolan, Esq.

                                           with copies of all notices to:

                                   Gibson, Dunn & Crutcher LLP
                                   One Montgomery Street
                                   Telesis Tower
                                   San Francisco, CA  94104
                                   Telephone No.: (415) 383-8200
                                   Telecopy No.:  (415) 986-5309
                                   Attention:     William L. Hudson, Esq.